Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

PreTam Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Units consisting of Class A common stock, no par value, and one Warrant to purchase one share of Common Stock	Rule 457(o)	800,000	$6.00	$4,800,000	0.0001102	$528.96
Fees to be paid	Equity	Common Stock included as part of the Unit (2)	Rule 457(o)	-	-	-	-	-
Fees to be paid	Equity	Warrants to purchase shares of Common Stock included as part of the Units (3)	Rule 457(o)	-	-	-	-	-
Fees to be paid	Equity	Common Stock Underlying Warrants (2)	Rule 457(o)	800,000	$6.00	$4,800,000	0.0001102	$528.96
Fees to be paid	Equity	Representative’s Warrants (4)	Rule 457(g)	-	-	-	-	-
Fees to be paid	Equity	Class A common stock, no par value (4)	Rule 457(g)	56,000	$6.60	$369,600	0.0001102	$40.73
Fees previously paid	-	-	-	-	-	-	-	$1,900.95
Carry Forward Securities	-	-	-	-	-	-	-	-
Total Offering Amounts								$1,098.65
Total Fees Previously Paid								$2,047.32
Total Fee Offsets								$0
Net Fee Due								$0

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes the offering price attributable to additional shares and/or warrants that the underwriter has the option to purchase to cover over-allotments, if any.

(2)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	There will be issued warrants to purchase one share of Common Stock for every one share of Common Stock offered. The warrants are exercisable at a per share price of 100% of the public offering price per Unit.

(4)	Because the shares underlying the Warrants are registered hereby, no separate registration fee is required with respect to the Warrants registered hereby.

(5)	The Registrant will issue to the Representative warrants to purchase a number of shares equal to an aggregate of seven percent (7.0%) of the number of shares (the “Representative’s Warrant”) sold in the offering. The exercise price of the Representative’s Warrants is equal to 110% of the offering price of the shares offered hereby. The Representative’s Warrants are exercisable commencing six (6) months from the closing date of the offering at any time and for a term of five (5) years.